Exhibit 10.2
As adopted effective October 22, 2008
OXIGENE, INC.
AMENDED AND RESTATED
DIRECTOR COMPENSATION POLICY
     The Board of Directors of OXiGENE, Inc. (the “Company”) has approved the following amended and restated policy which establishes compensation to be paid to non-employee directors of the Company, to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors. Each such director will receive fees payable in cash and/or equity as compensation for his or her services, all as further set forth herein.
Applicable Persons
     This Policy shall apply to each director of the Company who (a) is not an employee of the Company or any Affiliate, (b) is not associated with Symphony Capital Partners, L.P., and (c) does not receive compensation as a consultant to the Company or any Affiliate (each, an “Outside Director”). Affiliate shall mean a corporation which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.
Annual Retainers
     Each Outside Director shall be compensated on an annual basis for providing services to the Company. Each Outside Director shall receive an annual retainer consisting of either cash or a grant of the common stock, $0.01 par value per share, of the Company (the “Common Stock”) under the OXiGENE, Inc. 2005 Stock Plan (the “Stock Plan”), at the election of each Outside Director, as follows:
•	$15,000 in cash, or

•	such number of shares of Common Stock as is equal to $15,000 on the date of the grant of the shares.
     In addition to the foregoing, the Chairman of each Committee of the Board shall receive, for each committee chaired (which may be more than one), an annual retainer consisting of either cash or a grant of Common Stock under the Stock Plan, at the election of each Chairman, as follows:
•	$3,750 in cash, or

•	such number of shares of Common Stock as is equal to $3,750 on the date of the grant of the shares.

Meeting Attendance Fees
     Each Outside Director shall receive a fee for attendance at each Board meeting or Committee meeting consisting of either cash or a grant of Common Stock under the Stock Plan, at the election of each Outside Director, as follows:
•	$750 in cash for attendance at each Board meeting, or

•	such number of shares of Common Stock as is equal to $750 on the date of the grant of the shares; and

•	$500 in cash for attendance at each Committee meeting, or

•	such number of shares of Common Stock as is equal to $500 on the date of the grant of the shares.
Election of Form of Compensation
     Each Outside Director shall make an annual election on the form provided by the Company, indicating the desired form of his or her compensation from the Company, prior to December 1 of each year. Such election shall remain in effect throughout the following calendar year. Outside Directors are strongly encouraged to take their fees for service in the form of Common Stock and not in cash.
     Cash Payments
     Cash to be paid to an Outside Director shall be paid quarterly in arrears as of the last day of each calendar quarter. If an Outside Director dies, resigns or is removed during any quarter, he or she shall be entitled to a cash payment on a pro rata basis from the first day of the applicable quarter through his or her last day of service.
     Stock Grants
     Shares of Common Stock to be paid to an Outside Director shall be automatically granted without further action by the Board of Directors or the Compensation Committee quarterly in arrears as of the last day of each calendar quarter; provided, however, that the Board of Directors or Compensation Committee shall, by unanimous written consent dated on or prior to the date of the first issuance of shares in each year, approve the grant of any shares of Common Stock to be issued to each Outside Director for the applicable year pursuant to this Policy. If an Outside Director dies, resigns or is removed during any quarter, he or she shall be entitled to a payment in shares of Common Stock on a pro rata basis from the first day of the applicable quarter through his or her last day of service.
     The number of shares to be received by an Outside Director shall be calculated by dividing the applicable cash amount to be received (for example, $15,000 in the case of the annual retainer) by the Fair Market Value (as defined in the Stock Plan) of the shares of Common Stock (rounded down to the nearest whole number so that no fractional shares shall be issued).

     Initial Annual Retainer For Newly Appointed or Elected Directors
     Each Outside Director who is first appointed or elected to the Board of Directors after the date of the adoption of this Policy shall receive his or her first year’s annual retainer prorated in accordance with the terms of this Policy from the first day of his or her initial appointment or election through the last day of the applicable calendar quarter. Each such Outside Director shall make an election prior to the end of the calendar quarter after his or her initial appointment or election as to his or her decision to receive cash or shares of Common Stock. The Board of Directors or Compensation Committee shall, by unanimous written consent dated on or prior to the last day of the calendar quarter in which such Outside Director is elected, approve the grant of any shares to be issued to such Outside Director pursuant to this Policy.
Purchase Price and Other Provisions Applicable to All Stock Grants
     Shares granted shall have a purchase price equal to the par value of the Common Stock on the date of grant and shall be subject to the terms and conditions of the Stock Plan.
Expenses
     Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Outside Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors, Committees thereof or in connection with other Board related business.
Amendments
     The Board of Directors shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.
DATED: September, 2008

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